Exhibit 10.2

March 26, 2015

PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY

Mr. Andrew P. Mooney

c/o Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Re:	Separation Agreement

Dear Andy:

This letter (“Agreement”) will confirm the agreement and understanding we have reached regarding the end of your employment with Quiksilver, Inc., and/or any of its affiliated or related entities (collectively, “Quiksilver” or the “Company”). In that regard, we have agreed as follows:

1.	End of Employment and Director Relationships/Final Wages.

A.	Your employment and position with the Company as Chief Executive Officer and President, and in any other role, will terminate for all purposes effective March 26, 2015 (“Separation Date”), as a result of corporate restructuring, and you are relieved of your duties and responsibilities as of the date of this letter. This Agreement constitutes written notice of such termination in accordance with Sections 10(a) and 10(e)(i) of your Employment Agreement dated January 2, 2013, as amended effective November 1, 2014 (“Employment Agreement”). You agree to assist the Company in the smooth transition of your job responsibilities. Your termination constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and an “involuntary separation from service” within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

B.	In addition, upon the termination of your employment, you will be deemed to have resigned voluntarily (i) from the Company’s Board of Directors (and from any boards of the Company’s subsidiaries or affiliates), and (ii) as an officer of any of the Company’s subsidiaries or affiliates, in each case without any further required action by you, and, at the Board’s request, you will execute any documents necessary to reflect such resignations.

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2.	Wage Continuation Pay.

A.	The Company will pay you wage continuation pay in the total amount of $2,504,800, less required tax deductions and withholdings (“Separation Pay”), with checks being sent to your home address and payable as follows:

(i)	One (1) check in the amount of $208,733.52, less required deductions and withholdings, payable on the fifty-third (53rd) day following the Separation Date (May 18, 2015);

(ii)	Twenty-two (22) monthly checks, each in the amount of $104,366.66, less required withholdings and deductions, payable on the Company’s regular payroll dates commencing in June 2015 (but no earlier than the “Effective Date” referred to in Paragraph 12 below) and ending in March 2017 (“Separation Pay Period”); and

(iii)	If, and only if, you would have actually earned a bonus award pursuant to the Company’s Incentive Compensation Plan for the Fiscal Year ending October 31, 2015 (your target bonus eligibility for Fiscal 2015 being equal to $1,250,000), you will be paid a pro rata portion of such bonus, as and when such bonus awards are made to other executives of the Company.

B.	You will not be required to perform any duties following the Separation Date or during the Separation Pay Period. Inasmuch as the Separation Pay constitutes regular wage continuation payments, such payments are not deemed severance pay for purposes of unemployment insurance eligibility with the California Employment Development Department. Through the end of the Separation Pay Period and afterwards, you are expected to conduct yourself in a positive and professional manner as it pertains to Quiksilver, its products and its personnel.

C.	Your health, life, long term disability and all other insurance coverages will cease after the Separation Date. You may timely elect and pay for continued group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Information regarding COBRA will be sent to you under separate cover. Other insurance coverages may be subject to continuation or conversion at your own expense, subject to the provisions of the particular plan.

D.	Nothing in this Agreement shall constitute a waiver of any benefits which are already earned and/or vested as of the Separation Date under any Company 401(k) or employee welfare benefit plan, and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan.

E.

Except for (i) any continuing and surviving obligations of yours under the Employment Agreement (e.g., protection of Quiksilver’s trade secrets and proprietary and confidential information; clawback compliance), (ii) Paragraph 13 of the Employment Agreement and (iii) Paragraphs 10(f) (relating to Section 280 of the Internal Revenue Code) and 17 (relating to Section 409A of the Internal

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Revenue Code)* of the Employment Agreement, any and all employment agreements you may have with Quiksilver (including, without limitation, the Employment Agreement) are deemed fully terminated and of no further force or effect. You have no right to any additional compensation, equity or benefits under any such employment agreements. (*The cross reference in Paragraph 17(b) of the Employment Agreement to Paragraph 9(c) is deemed changed to refer to Paragraph 10(e).)

F.	After the Separation Date, you are not eligible for, and will not receive, any other compensation or benefit except as specifically provided herein (including, but not limited to, any bonuses, incentives, stock option grants, restricted stock unit awards, or other awards under any incentive compensation plan of the Company, expense reimbursement, clothing allowance, car service or other employee benefits).

3.	Restricted Stock Units.

A.	Attached hereto as Attachment “A” is a copy of your current Optionee Statement listing the status of your restricted stock unit (“RSU”) awards as of the Separation Date. The Separation Date is the date upon which you cease to provide Services (as such term is defined in your RSU Agreements) for purposes of your RSU award agreements. Your termination constitutes a “termination of Service by the Corporation other than for Misconduct,” a “termination of Service by the Corporation other than for Cause,” or a “Qualifying Termination” within the meaning of your RSU Agreements.

B.	Our records reflect that after the Separation Date, you shall retain the following number of currently unvested RSU awards, which shall remain subject to the vesting, termination and other provisions set forth in your RSU Agreements:

(i)	480,000 (27/45 x 800,000) Stock Price-Based RSUs pursuant to your January 11, 2013, RSU Agreement;

(ii)	669,767 (24/43 x 1,200,000) Stock Price-Based RSUs pursuant to your March 19, 2013, RSU Agreement; and

(iii)	140,000 (146/365 x 350,000) pursuant to your November 3, 2014, Performance RSU Agreement. Your 2016 Stock Units (350,000) (as defined therein) are terminated and cancelled as of the Separation Date.

C.	In addition, 281,532 (5/12 x 675,676) Salary RSUs vest as of the Separation Date pursuant to your November 3, 2014, RSU Agreement, and shall be subject to taxes as set forth in Section 10 thereof.

D.	All remaining RSU awards (1,804,377) are cancelled and forfeited as of the Separation Date without payment of any consideration by the Company and without any other action by you.

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E.	Please note that “blackout” periods under the Company’s Policy Prohibiting Insider Trading (a copy of which you have previously received and reviewed) may continue to apply to you, and you will continue to be subject to federal and state securities laws which prohibit the purchase or sale of shares while in possession of material, non-public information. You will be responsible for filing any reports with the Securities and Exchange Commission with respect to transactions by you in the Company’s securities.

4.	Full Understanding and Voluntary Acceptance.

There are both legal and tax implications to you in executing this Agreement, and you agree to be solely liable and responsible for, and indemnify and hold the Company harmless from, any tax liability you personally may incur as a result of this Agreement. Quiksilver advises you to consult an attorney and a tax professional prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney and/or tax professional of your own choice and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance and, in doing so, are not relying upon any statements, advice or representations made by the Company, its employees or its counsel.

5.	Return of Property/Non-Solicitation.

A.	Except as otherwise provided below, all Company Property must be returned on or before the Separation Date. By signing this Agreement, you confirm that you have returned all keys, magnetic access cards and all other means of access to the property or offices of the Company, and all other Company property, equipment and documents in your possession or under your control, including, but not limited to, credit cards, computers, tablets, cell phones, smart phones, PDA’s, BlackBerries, fax machines, pagers, files, forms, financial information, budgets, compensation data, business plans, documents and any other property of the Company (“Company Property”) and that you have not copied, downloaded, transferred or retained any such materials.

Notwithstanding the foregoing, you may retain your laptop computer, iPad and iPhone, provided that you deliver them to the Company within a reasonable period of time after the Company’s request to have the memory erased and software removed by the Company. You will be solely responsible for all service charges, billing and operating expenses after March 26, 2015. (If necessary, personal information on your laptop computer, iPad and iPhone, such as photographs, will be copied to a disk.) You also agree (i) to preserve in confidence and not disclose any confidential, proprietary, or trade secret information relating to Quiksilver (or its affiliates), or their products, personnel, or financial data, and (ii) not to download, copy or transfer any documents or software from the Company’s computers.

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B.	You agree that, for a period of one (1) year after the Separation Date, you shall not, without the prior written consent of the Company, directly or indirectly through the actions of any other individual or entity, whether for your own benefit or for that of another individual or entity, (i) solicit, divert or induce, or attempt to solicit, divert or induce, any individual who is an employee of the Company or any of the Released Parties (as defined below) to terminate his or her employment; or (ii) solicit, divert or induce, or attempt to solicit, divert or induce, any individual or entity who is a supplier, distributor, customer or client of the Company or any of the Released Parties not to continue as a supplier, distributor, customer or client of the Company.

6.	Release of Claims.

A.	In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Quiksilver and each of its affiliated or related entities, divisions, parents, subsidiaries, foundations, licensees, shareholders, officers, directors, employees, attorneys, agents, successors and assigns, and in each such case only in their respective capacity as such (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment with the Company, including any claim to additional compensation, bonuses, equity or benefits; (ii) any restrictions on the right of Quiksilver to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties, including any employment agreement (including, without limitation, the Employment Agreement); (iv) any eligibility for, or grant or award of, stock options or RSU awards (other than the 1,571,299 RSU awards referenced in Paragraph 3(B) and Paragraph 3(C) of this Agreement); (v) any awards pursuant to the Company’s Incentive Compensation Plan; and/or (vi) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act and the California Labor Code; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed, (b) waive rights or claims arising out of this Agreement, or (c) waive any rights you may have to indemnification, advancement of expenses or insurance under the Company’s or any subsidiary’s certificate of incorporation, By-Laws, policy of insurance, any individual indemnification agreement between you and the Company, California Labor Code § 2802 or as otherwise required by law.

Your entitlement to payments under this Agreement is subject to and conditioned upon your execution and delivery to the Company of this Agreement within 21 days following your Separation Date (and for the sake of clarity, notwithstanding anything herein to the contrary, no such payments shall be paid or provided until such timely delivery of this Agreement).

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B.	Further, you waive and relinquish all rights and benefits you may have under Section 1542 of the California Civil Code. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7.	Non-Admission.

Nothing contained in this Agreement shall be considered an admission of any liability whatsoever. If you elect not to sign this Agreement, this Agreement is inadmissible in evidence to prove any liability or damage.

8.	Severability.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

9.	Successors and Assigns.

This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

10.	Entire Agreement and Arbitration.

This Agreement and the RSU award agreements constitute the entire integrated agreement between you and Quiksilver pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. This Agreement may be executed in one or more counterparts, and the counterparts signed in the aggregate will constitute a single, original agreement. In addition, this Agreement may be executed and delivered by facsimile (“fax”) or by electronic means (“pdf”), and copies by means of faxed or electronic signatures will have the same force and effect as copies executed and delivered with original ink signatures. After the execution of this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of the Released Parties) relating to or arising out of this Agreement or your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the applicable rules of JAMS.

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11.	Section 409A.

Notwithstanding the foregoing provisions of this Agreement, to the extent the Company reasonably determines that any payment or benefit under this Agreement is subject to Section 409A of the Internal Revenue Code (the “Code”), such payment or benefit shall be made at such times and in such forms as the Company reasonably determines are required to comply with Code Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Code Section 409A, any payments that would otherwise be made during the six-month period following separation of service will be paid in a lump sum after the end of the six-month period) and the Treasury Regulations; provided, however, that in no event will the Company be required to provide you with any additional payment or benefit in the event that any of your payments or benefits trigger additional income tax, interest and/or penalties under Code Section 409A or in the event that the Company changes the time or form of your payments or benefits in accordance with this Paragraph. Each payment and benefit payable under this Agreement is intended to constitute a “separate payment” within the meaning of Treasury Regulations Section 1.409A-2(b)(2). The provisions of this Agreement are intended to comply with the requirements of Section 409A of the Code so that none of the separation payments and benefits to be provided under the Agreement will be subject to the additional tax, interest and/or penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

12.	Signature Period.

So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is signed by you; (ii) you will have twenty-one (21) days to consider this Agreement and return it to me, although you may sign it sooner than that if you so desire; (iii) you retain the right to revoke this Agreement at any time during the seven (7)-day period following the date that you sign it; and (iv) if I do not receive your signed Agreement within the initial twenty-one (21)-day period, you are not eligible for the Separation Pay provided for herein. This Agreement shall not become effective or enforceable until such seven (7)-day revocation period has expired (“Effective Date”).

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By signing below, you voluntarily accept the terms contained in this Agreement. Andy, all of us thank you for your service to Quiksilver, and we wish all the best for you.

Sincerely,

QUIKSILVER, INC.

By:
Carol E. Scherman
Executive Vice President, Global Human Resources

I HAVE READ, UNDERSTAND AND VOLUNTARILY
AGREE TO THE ABOVE:

Andrew P. Mooney	Date